UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 29, 2025

LAZYDAYS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38424	82-4183498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4042 Park Oaks Blvd., Suite 350, Tampa, Florida	33610
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(813) 246-4999

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	GORV	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2025, Lazydays Holdings, Inc. (the “Company”) entered into a First Amendment to Amended and Restated Limited Waiver and Consent (the “Waiver Amendment”), which amended that certain Amended and Restated Limited Waiver and Consent with Respect to Credit Agreement dated and effective as of September 12, 2025 (the “Waiver”), delivered in connection with the Second Amended and Restated Credit Agreement dated as of February 21, 2023 (as amended from time to time, the “Credit Agreement”) with Manufacturers and Traders Trust Company, as Administrative Agent (the “Administrative Agent”), the lenders party thereto (the “Lenders”), the Company and certain subsidiaries of the Company party thereto as loan parties. The Credit Agreement provides the Company with a floor plan credit facility.

The Waiver, among other things, granted the Company temporary waivers of potential defaults or events of default that occurred or may have occurred under the Credit Agreement (collectively, the “Specified Defaults”) including, among other things: (a) the failure to make certain vehicle curtailment payments; (b) the failure to make certain interest payments; and (c) certain cross-defaults under the Company’s mortgage with First Horizon Bank relating to the Specified Defaults. The waivers of the Specified Defaults apply for a period (the “Waiver Period”) beginning September 12, 2025, and lasting until the earlier to occur of (x) 11:59 P.M. (Eastern Time) on December 1, 2025 and (y) the failure of the Company or any other loan party to comply timely with any term, condition or covenant set forth in the Waiver or the occurrence of any other default or event of default under the Credit Agreement. At the end of the Waiver Period, the waivers of the Specified Defaults will cease to be of any force or effect.

Under the Waiver, the Administrative Agent and the Lenders consented to the sale of all or substantially all of the assets of the Company and its subsidiaries in one or more transactions (the “Asset Sales”) to entities having certain common ownership with ultimate owners of Campers Inn Holding Corporation, a Delaware corporation, subject to the terms and conditions set forth in the Waiver, including, among others, on the closing date of each Asset Sale, all proceeds of such Asset Sale, net of certain costs and expenses, shall be applied to repay the obligations under the Credit Agreement, except that proceeds from the sale of assets other than certain vehicle inventory may be applied to repay the Company’s mortgage owing to First Horizon Bank.

The Waiver Amendment amends the Waiver to include as additional Specified Defaults (a) the failure of the Company and certain other loan parties to provide prompt notice to the Administrative Agent of certain litigation proceedings and (b) the occurrence of a change in control (as such term is defined in the Credit Agreement) resulting from the approval by the direct or indirect holders of the equity interests in the Company of the Amended Plan of Liquidation and Dissolution of the Company (the “Adopted Plan of Liquidation and Dissolution”), which the stockholders of the Company approved on October 14, 2025, as further described in the Company’s preliminary and definitive information statements filed pursuant to Section 14(c) of the Securities Exchange Act of 1934 on October 15, 2025 and October 27, 2025, respectively.

The Waiver Amendment also changes, solely during the Waiver Period, certain eligibility criteria for certain inventory, which changes allow the Company and the other loan parties to borrow increased loan amounts with respect to such inventory during the Waiver Period. In addition, under the Waiver Amendment, the Lenders agreed to permit Company and the other loan parties to retain a portion of certain proceeds from the Asset Sales that would otherwise be required to be used to repay the obligations outstanding under the Credit Agreement, provided that no default or event of default exists (except the Specified Defaults) and certain other conditions are met, and subject to certain limitations, including a maximum retained proceeds amount of $4,500,000. The Company intends to use the proceeds of the increased loan amounts and retained proceeds from the Asset Sales, to the extent received, for working capital to support operations until the completion of all Asset Sales. As previously disclosed, after the completion of all Asset Sales, the Company would not have any remaining business operations, and the Company expects any remaining assets, liabilities and affairs would become subject to the Adopted Plan of Liquidation and Dissolution.

The foregoing description of the Waiver Amendment is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1*	First Amendment to Amended and Restated Limited Waiver and Consent, dated October 29, 2025, by and among LDRV Holdings Corp., the other loan parties party thereto, each of the lenders and Manufacturers and Traders Trust Company.

104	Cover Page Interactive Data File (formatted as inline XBRL).

* Certain schedules and exhibits have been omitted pursuant to Items 601(a)(5) and 601(b)(10)(iv) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the U.S. Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZYDAYS HOLDINGS, INC.

November 4, 2025	By:	/s/ Ronald K. Fleming
Date		Ronald K. Fleming
Chief Executive Officer